SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2005

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Item 8.01.	Other Events.

In connection with Registrant's previously reported negotiations regarding a potential restructuring of its Timber Collateralized Notes ("Timber Notes") with an ad hoc committee of holders of Timber Notes ("Noteholder Committee"), on August 19, 2005, Registrant entered into a Confidentiality Agreement ("Noteholder Confidentiality Agreement") with Bingham McCutchen LLP ("Bingham"), Houlihan Lokey Howard & Zukin Capital, Inc. ("Houlihan"), and certain members of the Noteholder Committee ("Restricted Noteholders").

The Confidentiality Agreement requires that Registrant, on the earlier of October 16, 2005 and the filing of a case under the United States Bankruptcy Code involving Registrant, file with the Securities and Exchange Commission an appropriate summary of any information that is material and nonpublic under applicable securities laws ("Material Nonpublic Information") disclosed to the Restricted Noteholders and concerning the status of negotiations, so as to release the Restricted Noteholders from any restrictions on trading the Timber Notes resulting from their possession of any such Material Nonpublic Information.

Registrant believes that all Material Nonpublic Information previously disclosed to the Restricted Noteholders by or on behalf of Registrant and concerning the status of negotiations has been previously publicly disclosed by the Registrant. As previously reported in Registrant's Report on Form 8-K filed on September 26, 2005 (as amended on October 5, 2005), Registrant terminated its agreements to be responsible for payment of fees and expenses of Bingham and Houlihan after concluding that insufficient progress had been made in negotiations with the Noteholder Committee. Registrant was subsequently advised by Bingham that the Noteholder Committee has instructed Bingham and Houlihan not to engage in any further dialogue with Registrant unless Registrant reinstates such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2005	SCOTIA PACIFIC COMPANY LLC (Registrant) By: /s/ Bernard L. Birkel Bernard L. Birkel Secretary and Senior Assistant General Counsel

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